Filed pursuant to Rule 424(b)(3)

Registration No.: 333-279994

PROSPECTUS SUPPLEMENT No. 7

(To the Prospectus dated May 9, 2025)

BIODEXA PHARMACEUTICALS PLC

2,486,100,000 Ordinary Shares Representing 24,861 American Depositary Shares

This prospectus supplement No. 7 (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Registration Statement on Form F-1, as amended, effective as of May 9, 2025 (the “Prospectus”), related to the resale by the selling shareholders identified in the Prospectus of up to an aggregate of 2,486,100,000 of our ordinary shares, nominal value £0.000001 per share, represented by 24,861 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information contained in our attached Form 6-K, filed with the Securities and Exchange Commission on July 31, 2025.

This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on August 4, 2025 was $6.89.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is August 5, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July 2025

Commission File Number: 001-37652

Biodexa Pharmaceuticals PLC
(Translation of registrant's name into English)

1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

The information included in this report on Form 6-K, including Exhibit 99.1, shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File No. 333-214969) and Form F-3 (File No. 333-233901) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

SUBMITTED HEREWITH:

Exhibit Number	Description

99.1	Press Release dated July 31, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Biodexa Pharmaceuticals PLC
(Registrant)

Date: July 31, 2025	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer, Chief Financial Officer

EXHIBIT 99.1

ADR Ratio Change Effective

July 31, 2025

Biodexa Pharmaceuticals PLC
(“Biodexa” or the “Company”)

ADR Ratio Change Effective

ADSs Outstanding Post Ratio Change

Biodexa Pharmaceuticals PLC (Nasdaq: BDRX), a clinical stage biopharmaceutical company developing a pipeline of innovative products for the treatment of diseases with unmet medical needs, today announces the previously announced ratio change of its American Depositary Receipts (“ADR”) from one (1) ADR representing ten thousand (10,000) ordinary shares, to the new ratio of one (1) ADR representing one hundred thousand (100,000) ordinary shares (the "Ratio Change"), became effective at the open of business on July 31, 2025 (U.S. Eastern Time).

 For ADR holders, the Ratio Change will have the same effect as a one-for-ten reverse ADR split. The exchange of one new ADR for every ten previously-held ADRs occurred automatically upon effectiveness, with the previously-held ADRs cancelled and the new ADRs issued by JPMorgan Chase Bank, N.A., the depositary bank for the Company’s ADR program.

Total Voting Rights

The number of issued ordinary shares of Biodexa will not be affected by this change. As of the date of this release, the number of issued ordinary shares of the Company is 61,952,308,922. Immediately following the Ratio Change, there were 619,523 ADRs outstanding.

Forward-Looking Statements

Certain statements in this announcement may constitute “forward-looking statements” within the meaning of legislation in the United Kingdom and/or United States.  Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements are based on currently available competitive, financial and economic data together with management's views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. We wish to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. All statements contained in this announcement that do not relate to matters of historical fact should be considered forward-looking statements.

Reference should be made to those documents that Biodexa shall file from time to time or announcements that may be made by Biodexa in accordance with the rules and regulations promulgated by the SEC, which contain and identify other important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements.  These forward-looking statements speak only as of the date of this announcement.  All subsequent written and oral forward-looking statements by or concerning Biodexa are expressly qualified in their entirety by the cautionary statements above.  Except as may be required under relevant laws in the United States, Biodexa does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or events otherwise arising.